FOR IMMEDIATE RELEASE:	Contact:	Michael F. Brigham
December 21, 2006		President and Chief Executive Officer
(207) 878-2770 Ext. 3106

IMMUCELL APPOINTS TWO NEW DIRECTORS TO BOARD

PORTLAND, Maine -- December 21, 2006 -- ImmuCell Corporation (NASDAQ Capital Market: ICCC) today announced that Mr. Robert C. Bruce and Dr. David S. Tomsche have been appointed to serve on the Company's Board of Directors.

Mr. Bruce is the founder, owner and president of Oakmont Advisory Group, LLC, a financial consulting firm in Portland, Maine. From 1999 to 2004, he served first as chief operating officer and then as vice president of reimbursement for Enterix Inc., a company that developed an early stage colorectal cancer-screening device. Enterix has since been acquired by Quest Diagnostics. Mr. Bruce earned a Bachelor of Arts degree from Princeton University in 1985 and his Masters in Public and Private Management from the Yale School of Management in 1989.

"I have followed ImmuCell from the outside since the 1990s and am very interested in helping management implement its current strategic objectives," commented Mr. Bruce. "This is a small company with some very attractive opportunities in front of it."

Dr. Tomsche is a large animal practitioner and partner of Minnesota Veterinary Associates and is founder and managing partner of Stearns Veterinary Outlet, an animal health marketing and milking parlor construction/supply business. He has extensive experience in the Japanese large animal industry. He is also co-owner of Dairyridge, a 1,200-cow dairy operation in Minnesota. Dr. Tomsche earned a Bachelor of Science degree from the University of Minnesota in 1979 and his Doctor of Veterinary Medicine from the University of Minnesota in 1983.

"I have enjoyed getting to know the ImmuCell management and sales team through my interactions with them as a new distributor of First Defense® and Wipe Out® Dairy Wipes," commented Dr. Tomsche. "I look forward to sharing my dairy operations and marketing experience with them to help the Company grow."

"We are fortunate to add to our Board Bob's financial and consulting expertise and David's dairy operations and marketing experience," commented Michael F. Brigham, president and CEO. "I look forward to working with them as we implement compliance with cGMP regulations in our operations to open access to foreign markets for First Defense® sales, while Mast Out® progresses in development."

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

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